EXHIBIT 99.3

STOCK OWNERSHIP GUIDELINES FOR EXECUTIVES

OF FREIGHTCAR AMERICA, INC.

1.	Ownership Requirements. The Board of Directors has requested that the Company’s senior management employees meet minimum stock ownership requirements that are consistent with industry standards. Accordingly, the following stock ownership requirements apply to Corporate Officers:

Chief Executive Officer:	40,000 shares
CFO and Other Corporate Officers:	10,000 shares

2.	Included Holdings. Company stock holdings that count towards meeting ownership requirements include:

(a)	Shares owned outright or in trust.

(b)	Restricted Stock or Restricted Stock Units, including shares that have been granted but are unvested.

3.	Transition Rules.

(a)	Current Executives. With respect to individuals employed by the Company on December 1, 2006:

(i)	If the Participant complies with the Ownership Requirements on December 1, 2006, the Participant may sell Company Stock down to the minimum Ownership Requirements in accordance with the Company’s stock trading policy. However, if the Participant falls out of compliance with the Ownership Requirements (e.g. due to stock sale, etc.) he/she will have twelve (12) months to get back into compliance.

(ii)	If a Participant does not comply with the Ownership Requirements on December 1, 2006, the Participant will have three (3) years to come into compliance. The Compensation Committee may extend this compliance period in a situation where maximum participation in the Program does not enable the Participant to achieve ownership targets within three (3) years.

(b)	New Hires and Promotions. A Participant hired by the Company or promoted into a position with Ownership Requirements (or higher Ownership Requirements) after December 1, 2006, will have three (3) years from date of hire or promotion to meet the applicable Ownership Requirements. The offer letter provided to prospective employees should describe the Ownership Requirements and compliance provisions that will be applicable to that employee. The Compensation Committee may extend this compliance period in a situation where maximum participation in the Program does not enable the Participant to achieve ownership targets within three (3) years.

(c)	Acquisitions. Ownership Requirements will apply to individuals who become employed by the Company after December 1, 2006 as a result of a merger with or acquisition of the individuals’ employer(s) (or similar transaction), and the Compliance Committee will determine the compliance deadline for such individuals and notify them in writing. An individual who receives Company stock as part of a transaction will be able to dispose of his or her Company stock as desired (in accordance with the terms of the transaction) but subject to the Ownership Requirements applicable to him or her.

(d)	Ownership Compliance Review. The Compensation Committee will review each Participant’s compliance with the Ownership Requirements annually, as part of the Participant’s annual performance review. The Board will measure the value of the Participant’s Company stock ownership based on the trailing 365-day average price of the Company’s stock. The Compensation Committee has the authority to review and alter the provisions of this Program as it sees appropriate.

4.	Enforcement Provisions. If a Participant consistently fails to comply with the Ownership Requirements, the Compensation Committee will take such actions as it deems appropriate, including, but not limited to allocating an additional amount of the Participant’s annual Incentive Compensation to the purchase of stock in accordance with the Program.